UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 3, 2018

FTD Companies, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-35901	32-0255852
(State or Other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3113 Woodcreek Drive
Downers Grove, Illinois 60515
(Address of Principal Executive Offices) (ZIP Code)
Telephone: (630) 719-7800
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).
Emerging Growth Company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On August 3, 2018, in connection with its previously announced review of strategic alternatives, FTD Companies, Inc. (the “Company”) entered into retention letter agreements (the “retention agreements”) with certain employees, including interim President and Chief Executive Officer Scott D. Levin and Executive Vice President and Chief Financial Officer Steven Barnhart. The retention agreements were approved by the Compensation Committee of the Board of the Directors of the Company.
The retention agreements provide for three categories of retention compensation: (1) a monthly salary rate increase (applicable to certain employee recipients), (2) a retention bonus, and (3) a bonus generally to be paid in the event of a Transaction (as defined in the retention agreements), each as further described below. For purposes of the retention agreements, Transaction means collectively: (a) a public offering or private placement of debt or equity securities of the Company, provided that the gross proceeds thereof exceed $75,000,000; (b) the repayment or permanent refinancing of the outstanding debt under the Company’s existing credit agreement; (c) the occurrence of any Change in Control (as defined in the FTD Companies, Inc. Third Amended and Restated 2013 Incentive Compensation Plan); or (iv) any other transaction that the Board of Directors of the Company may hereafter determine should be treated as a Transaction for purposes of the retention agreement.

1.
Monthly Salary Rate Increase: For certain employee recipients (including Messrs. Levin and Barnhart), the retention agreements provide for an employee-specific monthly salary rate increase effective from July 18, 2018 (the “effective date”) through the first anniversary of the effective date. In the event of an Involuntary Termination (as defined in the respective retention agreements) prior to the first anniversary of the effective date, the Company will pay the employee recipient a lump sum cash payment equal to the product of the recipient’s monthly salary increase for twelve months multiplied by a fraction, the numerator of which is the number of calendar days that remain until the first anniversary of the effective date at the time of the Involuntary Termination and the denominator of 365. Such payment on an Involuntary Termination is contingent on the employee recipient’s satisfaction of certain release conditions detailed in their retention agreement. For purposes of the retention agreements with Messrs. Levin and Barnhart, the term “Involuntary Termination” means termination of employment by the Company “without cause” or by the individual for “good reason” in each case as defined in their respective employment agreements. The amount of this monthly salary rate increase for Mr. Levin is $40,000 and for Mr. Barnhart is $10,000.

2.
Retention Bonus: The retention agreements provide for a cash bonus payout in the event the employee recipient remains continuously employed by the Company until the first of the following to occur (if any): (a) first anniversary of the effective date, (b) consummation of a Transaction and (c) the employee recipient’s Involuntary Termination (such payout, the “Retention Bonus”). Payment of the Retention Bonus is contingent on the employee recipient’s satisfaction of certain release conditions detailed in their retention agreement in the event that the Retention Bonus is triggered by an Involuntary Termination. The amount of the Retention Bonus for Mr. Levin is $250,000 and for Mr. Barnhart is $200,000.

3.
Transaction Bonus: The retention agreements provide for a cash bonus payout in the event the employee recipient remains continuously employed by the Company until the consummation of a Transaction, provided that the Company enters into an agreement or agreements (collectively, the “Transaction Agreement”) the consummation of which would result in such Transaction no later than the second anniversary of the effective date (such payout, the “Transaction Bonus”). If the employee recipient experiences an Involuntary Termination and either (a) such Involuntary Termination occurs prior to the second anniversary of the effective date or (b) the Company has, prior to the second anniversary of the effective date, entered into the Transaction Agreement, and such Involuntary Termination occurs after such Transaction Agreement is entered into but before the consummation of such Transaction or the termination of such Transaction Agreement without the consummation of such Transaction, then the employee recipient will be entitled to receive the

Transaction Bonus in lump sum. Payment of the Transaction Bonus in the event of an Involuntary Termination is contingent on the employee recipient’s satisfaction of certain release conditions detailed in their retention agreement. The amount of the Transaction Bonus for Mr. Levin is $500,000 and for Mr. Barnhart is $400,000.
The foregoing description of the retention agreements with Messrs. Levin and Barnhart does not purport to be complete and is qualified in its entirety by reference to the full text of the retention agreements, copies of which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the current fiscal quarter.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FTD COMPANIES, INC.
Dated:	August 6, 2018	By:	/s/ Scott Levin
			Name:	Scott Levin
			Title:	Interim President and Chief Executive Officer